Exhibit 99.1

SIRE

Southwest Iowa Renewable Energy LLC

Farmers Fueling Our Future

www.SIREethanol.com

10868 189th Street Council Bluffs, IA 51503 712-366-0392 Phone 712-366-0394 Fax

YEAR END TAX PLANNING INFORMATION

We prepare our financials on a GAAP basis to report in our SEC filings – 10Q, 10K, and the newsletters, using our fiscal year, which ends September 30.  Our tax returns, however, are on a calendar year and are prepared with tax accounting methods, which are different from GAAP accounting.

Several items, such as depreciation of plant assets and amortization of start-up expenses, create “timing differences” between the GAAP financial statements and the tax returns.   Tax depreciation was on a significantly accelerated schedule during the early stages of our operations, which decreased taxable income compared to GAAP income.

Please note the following reminder regarding 2021 expected tax considerations:

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Passive Loss– For some of our Members losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities.  Passive activity losses not used currently may be carried forward.

The information provided in this notice is intended for general information purposes only and is not intended as tax or legal advice.  You should contact your personal legal and tax advisors for advice or assistance regarding the tax consequences of your annual K-1, preparation of your federal and state returns, and for help with any other questions that you may have relating to your personal tax situation.

The following are our current estimates of tax items for the calendar year ended in December, which are provided for your planning purposes.   Actual results will vary.  The final tax information will be provided to you on IRS Form K-1 by February 11, 2022.

2021 Tax Estimate
Ordinary taxable Income per Unit	$2,458

If you have questions, please contact:

Ann M. Reis, CFO
Southwest Iowa Renewable Energy, LLC
712.352.5005